Exhibit 10.5

Dr Mary Collins CSO/VP Immunology & Autoimmunity Pfizer Inc 200 Cambridge Park Drive Cambridge, MA 02140

June 6, 2011

Emergent Product Development Seattle, LLC.

2401 4th Avenue, Suite 1050

Seattle, Washington 98121

Re: Amendment No. 4 to the Collaboration and License Agreement dated as of December 19, 2005 (as previously amended, the “Agreement”) by and between Emergent Product Development Seattle, LLC (successor to Trubion Pharmaceuticals, Inc. (“Trubion”)) and Wyeth LLC (formerly known as Wyeth), acting through its Wyeth Pharmaceuticals Division (“Wyeth”)

Ladies and Gentlemen:

This letter agreement (the “Letter Agreement”) constitutes Amendment No. 4 to the Agreement referred to above. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. Wyeth is now a wholly-owned subsidiary of Pfizer Inc. Emergent Product Development Seattle, LLC, successor entity to Trubion, is a wholly-owned subsidiary of Emergent BioSolutions Inc.

Trubion and Wyeth desire to discontinue their collaborative efforts towards the research and Development of the following Wyeth Targets: Il-21, IL-22 and P40 (the “Discontinued Targets”), of SMIPs directed against such Discontinued Targets (the “Discontinued SMIPs”) and of Other Products containing SMIPS directed against such Discontinued Targets (the “Discontinued Other Products”). This Letter Agreement sets forth the agreement of Trubion and Wyeth with respect to such amendment.

Each of Trubion and Wyeth agrees that, upon execution of this Letter Agreement, (a) all rights and licenses granted to Wyeth by Trubion under the Agreement with respect to the Discontinued Targets, the Discontinued SMIPs or the Discontinued Other Products shall immediately terminate, and Wyeth shall have no further obligations to Trubion under the Agreement with respect to the Discontinued Targets, the Discontinued SMIPs or the Discontinued Other Products, (b) Trubion shall have no further obligations to Wyeth under the Agreement with respect to Discontinued Targets, the Discontinued SMIPs or the Discontinued Other Products, and (c) the Discontinued Targets shall be deemed Released Targets for purposes of Section 3.2.2 of the Agreement. The following Targets remain Wyeth Targets under the Agreement: IL-4 and IL-13 (the “Remaining Wyeth Targets”).

In connection with the foregoing, each of Trubion and Wyeth agree to make the following amendments to the Agreement:

1. Amendments to Article 1. Article 1 of the Agreement hereby is amended by

a.

replacing Section 1.140 in its entirety with “Wyeth Targets” shall mean the Targets designated by Wyeth under the Research Program, as described in Section 3.2 hereof. Notwithstanding anything herein to the contrary, as of May 12, 2011 the Wyeth Targets are IL-4 and IL-13 (all of which have been previously designated as Wyeth Targets pursuant to Section 3.2 hereof); any other Targets previously designated by Wyeth as Wyeth Targets pursuant to Section 3.2 are no longer Wyeth Targets for purposes of the Agreement.”

This Amendment No. 4 shall become effective as of the date of this letter set forth above. As modified by this Amendment No. 4, the Parties confirm that the Agreement is in full force and effect.

Please indicate your acknowledgement of and agreement with the foregoing by having each counterpart of this Letter Agreement executed on behalf of Trubion and returning one fully executed original counterpart to me.

Very truly yours,

WYETH LLC,

By:	/s/ Mary Collins, Ph.D.
Name:	Mary Collins, Ph.D.
Title:	CSO/VP, Immunology & Autoimmunity

ACKNOWLEDGED AND AGREED:
EMERGENT PRODUCT DEVELOPMENT SEATTLE, LLC

By:	/s/ W. James Jackson
Name:	W. James Jackson
Title:	Vice President
Date:	June 7, 2011

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